EXHIBIT 99.1

BOTHELL, Wash., April 20, 2016 /PRNewswire/ -- Neah Power Systems, Inc. (OTCBB: NPWZ) (OTC: NPWZ) – today issued the following letter to shareholders:

Dear Fellow Shareholders:

We are enthused about the ongoing capital sourcing and commercialization activities at the Company and the opportunity to share these developments with you. For recent followers of the Company, we want to highlight our key products. We have the PowerChip® anaerobic (non-air) fuel cell, most recently accepted by the Defense Research and Development Organization (DRDO) of the Government of India. We also have the Formira Hydrogen on Demand (Formira HOD), the most energy dense solution for the generation of hydrogen from a safe liquid source. The BuzzBar Suite is an off-grid charging solution for consumer and commercial applications. We shipped our BuzzBar Gen2 product, and have a Gen3 design that will ship once we close the next round of financing. Finally, we have the PowerChip® Battery under development that has shown industry leading performance. All of our products and technologies are covered by 14 patents, 12 pending patent applications and various trade secrets and know how.

Capital Sourcing: The company had previously entered into a senior secured loan term sheet with Signal Lake Neah, LLC, a Connecticut based investment fund (www.signallake.com). Bart Stuck, Managing Member of Signal Lake General Partner, LLC which is the Managing member of Signal Lake Neah, LLC stated, "The Company has a strong IP portfolio, and the customer interest is very appealing. We had administrative and logistical delays in the formation of our fund, but our current estimate is we expect to close by May 2016." The loan agreement provides for $6 million in debt financing with an initial draw down of $4.5 million at closing.  For each drawdown, interest is accrued at LIBOR plus 4% with maximum interest rate of 6%.  There is no repayment within the first three years. We are receiving status updates regularly. Additionally, the Company is pursuing other funding opportunities in the US, Middle East and other regions.

Operational efficiencies:

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CFO appointment of Jeffrey A. May, CPA. We would like to thank David Schmidt for his services as the Acting CFO. We are pleased to announce the appointment of Mr. May, CPA as Acting CFO for the Company. Mr. May has been instrumental in the accounting services for our financial reports for the last approximately 1.5 years, and in this function will continue to do so. This change streamlines our reporting, and reduces the operational cost to the Company.

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New facility location: We are in the process of moving out of our Bothell, WA facility since we had excess un-utilized capacity at this location. During this period we will focus on the battery testing and development, which is happening at a third party facility in Beaverton, OR and the Formira HOD® development, which is occurring with consultants located in Vancouver, British Columbia. This further allows us to conserve capital while we close out our funding and licensing negotiations.

Business Update:

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I had recently visited the United Arab Emirates (UAE) at the beginning of March, and again at the end of March to explore certain licensing relationships to implement manufacturing and other partnership agreements. There is clear, and enthusiastic interest, and we are negotiating to mutual benefit with them. We will update as this effort finalizes.

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We are in discussions with the Economic Development Authority of two large States in the USA regarding relocating to enable their focus on renewable energy and battery storage. We expect this to get finalized in Q2 2016.

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We continue to make progress on the previously announced MOU with a South Africa entity. We are scheduling a visit by this entity to our location, which is expected to happen in the April / May 2016 timeframe.

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Our negotiations with the India entity for the Formira HOD is ongoing, and we expect completion of a deal in the Q2 2016 timeframe.

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Our discussions with the DRDO are ongoing, and we are exploring a partnership with a different entity in India to represent us in these discussions with the DRDO. This should help speed up the transaction with the DRDO.

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Finally, the PowerChip® Battery continues to get tremendous interest due to its differentiated performance, manufacturability and scaleability.

While our capital sourcing is ongoing, we are diligently working to complete various initiatives that will help unlock the potential of the Company.

Thank you for your continued support, and best regards,

Chris D'Couto
President & CEO

For further information, please contact:

Jeffrey A. May, CFO
info@neahpower.com

Forward Looking Statements
Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System's Form 10-K for the fiscal year ended September 30, 2015 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2015 for a discussion of such risks, uncertainties and other factors.